ACCOUNTANTS' CONSENT


The Shareholders
Lexington Corporate Properties Trust:

We consent to the use of our report dated January 28, 2003, except as to note 19 which is as of March 15, 2003 and except as to notes 2 and 5 which are as of September 26, 2003, with respect to the consolidated financial statements and related consolidated financial statement schedule, included in Lexington
Corporate Properties Trust's Current Report on Form 8-K dated September 30, 2003, incorporated by reference in this Form S-3 Registration Statement and to the reference to our firm under the heading "Experts" in the Form S-3
Registration Statement. Our report refers to the adoption of Statement of Financial Accounting Standards No. 145 relating to all gains and losses on extinguishment of debt and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

                                                          /s/ KPMG LLP


New York, New York
October 1, 2003